EXHIBIT 99.1

             VALENCE TECHNOLOGY ANNOUNCES NEW $30 MILLION FINANCING

HENDERSON, Nev., January 18, 2001 -- Valence Technology, Inc. (NASDAQ: VLNC), a leader in the development and commercialization of lithium-ion polymer rechargeable batteries, today announced that it has entered into an agreement with West Coast Venture Capital, Inc., a company wholly owned by the 1981 Kara Ann Berg Trust, to acquire certain assets valued at approximately $30 million in a tax free exchange of approximately 3.5 million newly issued shares of Valence Technology. The transaction is subject to execution of final documents. The issued shares will contain restrictive legends and will be covered by a two-year stock lock-up agreement. The assets acquired include approximately $30 million in cash and investment equivalent instruments earning over 7% interest and are guaranteed by the 1981 Kara Ann Berg Trust. "We believe this additional financing will provide us with ample resources to accelerate Valence's execution of its strategy of becoming a global licensor of technology," said Jay L. King, Chief Financial Officer of Valence Technology, Inc.

ABOUT VALENCE TECHNOLOGY, INC.

Valence is the leader in the design, manufacture and marketing of rechargeable lithium-ion polymer batteries. In December 2000, Valence acquired Telcordia Technologies Inc.'s remaining patents in lithium-ion polymer battery technology. Valence operates facilities in Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC. Valence can be found on the Internet at http://www.valence.com.

THE INFORMATION CONTAINED HEREIN INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. IN PARTICULAR, THE ESTABLISHMENT, DEVELOPMENT AND POTENTIAL SUCCESS OF PRODUCT DEVELOPMENT AND PRODUCTION OUTCOMES ARE SUBJECT TO RISKS AND UNCERTAINTIES BOTH WITHIN AND OUTSIDE VALENCE'S CONTROL. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER ARE THE EXECUTION OF FINAL DOCUMENTS WITH RESPECT TO THE TRANSACTION DISCUSSED IN THIS PRESS RELEASE AND THE ABILITY OF VALENCE TO INTEGRATE LICENSING INTO ITS OPERATIONS, INCLUDING THE MANAGEMENT OF THE EXISTING TELCORDIA LICENSES. THESE RISK FACTORS ARE DESCRIBED FROM TIME TO TIME IN VALENCE'S SEC REPORTS, INCLUDING ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2000 AND ON FORM L0-Q FOR THE QUARTERS JUNE 30, 2000 AND ENDED SEPTEMBER 30, 2000 TO WHICH READERS ARE REFERRED.


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